UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 18, 2005

CYTOMEDIX, INC.
(Exact name of registrant as it appears in its charter)

Delaware	0-28443	23-3011702
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

416 Hungerford Drive, Suite 330
Rockville, Maryland 20850
(Address of principal executive offices and zip code)

240-499-2680
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01. Entry Into a Material Definitive Agreement

On October 14, 2005, Cytomedix, Inc., announced that it had entered into a Settlement and License Agreement with SafeBlood Technologies, Inc. Cytomedix had filed the lawsuit against SafeBlood on June 6, 2003, in the United States District Court for the Eastern District of Arkansas, Civil Case No. 4-03-CV-422.

Under the terms of the settlement agreement, Cytomedix has granted a non-exclusive, royalty-bearing license to SafeBlood to use, import, sell, promote, market, offer for sale or otherwise transfer for use the services and therapies used in practicing or involving the practice of processes covered by Cytomedix’s patented technology. Under the terms of the License Agreement, Safeblood will pay monthly royalties to Cytomedix in an amount equal to nine percent of the combined monthly gross sales of disposable kit products, equipment and services for performing activated platelet releasate therapies. In addition, Safeblood will pay monthly royalties equal to eight percent of gross sales of individual disposable items sold separately by Safeblood. Royalties are to be paid on sales until November 24, 2009. Pursuant to the settlement agreement, Safeblood has also agreed to pay Cytomedix a lump sum payment equal to $50,000.00 which will be payable over three years accruing interest at a rate equal to eight percent.

The Settlement and License Agreement is contingent upon approval by the United States District Court for the Eastern District of Arkansas.

Cytomedix issued the attached press release announcing the settlement agreement and the corresponding license provisions. The press release is attached as Exhibit 99.1 and incorporated herein by reference.

Section 9—Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits. The following Exhibit is furnished with this Current Report on Form 8-K:

Exhibit No.	Description
Exhibit 99.1	Press Release of Cytomedix, Inc., dated October 14, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTOMEDIX, INC.

Date: October 18, 2005	By:	/s/ Kshitij Mohan
Kshitij Mohan
Chief Executive Officer